Exhibit 21
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List of subsidiaries of Omagine, Inc. as of November 9, 2009:


1. Journey of Light, Inc. ("JOL") is a wholly owned subsidiary of Omagine Inc. JOL is incorporated in New York and does business under the name Journey of Light.